UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2018

MARVELL TECHNOLOGY GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	000-30877	77-0481679
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

(Address of principal executive offices)

(441) 296-6395

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On June 13, 2018, Marvell Technology Group Ltd. (the “Company”) entered into a credit agreement by and among the Company, the Lenders party thereto, Goldman Sachs Bank USA, as the general administrative agent and the term facility agent, and Bank of America, N.A., as the revolving facility agent (the “Credit Agreement”). The Credit Agreement provides for borrowings of: (i) up to $500,000,000 in the form of revolving loans (“Revolving Loans”) and (ii) up to $900,000,000 in the form of term loans (“Term Loans”). The availability of the Term Loans is subject to satisfaction of customary conditions and the closing of the Company’s previously announced acquisition of Cavium, Inc. (“Cavium”) through a merger of Cavium with and into Kauai Acquisition Corp., a wholly owned subsidiary of the Company (the “Cavium Acquisition”). The proceeds of the Term Loans will be used to finance a portion of the cash consideration for the Cavium Acquisition, refinance certain of Cavium’s debt, and pay transaction expenses in connection with the Cavium Acquisition. The proceeds of the Revolving Loans will be used for general corporate purposes of the Company and its subsidiaries, which may include, among other things, the financing of acquisitions, the refinancing of other indebtedness and the payment of transaction expenses related to the foregoing.

Amounts borrowed under the Credit Agreement bear interest, in the case of alternate base rate loans, at a per annum rate equal to the “alternate base rate,” which is the higher of (i) the prime rate set by the relevant agent, (ii) 0.5% above the Federal Funds Effective Rate, and (iii) reserve-adjusted LIBOR for a deposit in dollars with a maturity of one month plus 1.00%, plus a margin based on ratings of S&P, Moody’s and Fitch of the Company’s senior unsecured long-term indebtedness (or, in the absence of any such rating, the Company’s “corporate rating” by such rating agency), which margin initially equals 0.375% in the case of Term Loans and 0.5% in the case of Revolving Loans. In the case of Eurodollar loans, amounts borrowed bear interest at a per annum rate equal to reserve-adjusted LIBOR for the applicable interest period plus a margin based on ratings as set forth above, which margin initially equals 1.375% in the case of Term Loans and 1.5% in the case of Revolving Loans.

The amounts borrowed under the Revolving Loans must be paid in full on the fifth anniversary of the date of execution of the Credit Agreement (the “Effective Date”), and the amounts borrowed under the Term Loans must be paid in full on the third anniversary of the funding of the Term Loans.

The Company may prepay any borrowing at any time without premium or penalty. The Company must pay each revolving lender a commitment fee, which accrues based on ratings as set forth above, and initially accrues at 0.175% per annum, on the daily unused amount of the commitment for Revolving Loans of such revolving lender during the period from and including the Effective Date to but excluding the date on which such commitment terminates. Further, the Company must pay each term lender a ticking fee, which accrues at 0.175% per annum on the daily amount of the commitment for Term Loans of such term lender during the period that commenced on November 19, 2017 and ends on the earlier of the date on which the Term Loans are funded or such commitment terminates.

The Credit Agreement requires that the Company and its subsidiaries, subject to certain exceptions, comply with covenants relating to customary matters, including with respect to creating or permitting certain liens, entering into sale and leaseback transactions, consolidating, merging, liquidating or dissolving, and entering into restrictive agreements. It also prohibits subsidiaries of the Company from incurring additional indebtedness, subject to certain exceptions, and requires that the Company maintain a leverage ratio not to exceed 3.00 to 1.00.

Amounts outstanding under the Credit Agreement may become immediately due and payable upon the occurrence of specified events, including, among other things: failure to pay any obligations under the Credit Agreement that have become due; breach of certain covenants; any event or condition that results in any indebtedness or obligation with respect to hedging agreements in an aggregate outstanding principal amount of one hundred million dollars ($100,000,000) or more becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity; filings or proceedings in bankruptcy; the Company or any material subsidiary becoming unable or admitting in writing its inability or failure generally to pay its debts as they become due; one or more final judgments in an aggregate amount in excess of $100,000,000 (other than any judgment covered by insurance (other than a self-insurance program)) is rendered against the Company, any material subsidiary or any combination thereof and remains unsatisfied; certain ERISA events; and a change in control.

A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Credit Agreement dated as of June 13, 2018, among Marvell Technology Group Ltd., the Lenders party thereto, Goldman Sachs Bank USA, as the General Administrative Agent and the Term Facility Agent, and Bank of America, N.A., as the Revolving Facility Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 13, 2018

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ Mitchell L. Gaynor
Mitchell L. Gaynor
Chief Administration and Legal Officer and Secretary